Exhibit 3.3

STATE OF DELAWARE

CERTIFICATE OF CONVERSION

FROM A DELAWARE CORPORATION

TO A NON-DELAWARE ENTITY

PURSUANT TO SECTION 266 OF

THE DELAWARE GENERAL CORPORATION LAW

1.	The name of the Delaware corporation is
Capstone Holding Corp	.
(If changed, the name under which it’s Certificate of Incorporation was originally filed:	IatroMed Inc.	)

2.	The date of filing of its original Certificate of Incorporation with the Delaware Secretary of State is	July 30, 1987.

3.	The jurisdiction to which the corporation shall convert is (list jurisdiction)
Nevada	and the name under which the entity shall be known is
Capstone Holding Corp.	.

4.	The effective date and time of the conversion is October 9, 2026, at 12:01 a.m. Pacific Time.

5.	The conversion has been approved in accordance with Section 266 of the Delaware General Corporation Law.

6.

The corporation agrees that it may be served with process in the State of Delaware in any action, suit or proceeding for enforcement of any obligation of the corporation arising while it was a corporation of the State of Delaware, as well as for enforcement of any obligation of such other entity arising from the conversion, including any suit or other proceeding to enforce the right of any stockholders as determined in appraisal proceedings pursuant to Section 262 of Title 8, and irrevocably appoints the Secretary of State of Delaware as its agent to accept service of process in any such action, suit or proceeding.

7.	The address to which a copy of the process shall be mailed by the Secretary of State is	18400 76th Avenue, Tinley Park, IL 60477	.

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the
8th	day of	October	,	A.D.	2026	.

By:	/s/ Matthew Lipman
Authorized Officer

Name:	Matthew Lipman
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